Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2021 SECOND QUARTER RESULTS

•Q2 2021 GAAP diluted EPS of $0.03 and adjusted diluted EPS of $0.08, compared to Q2 2020 GAAP diluted EPS of ($0.01) and adjusted diluted EPS of $0.08.

•Q2 2021 Sales were $320 million, compared to $379 million in Q2 2020.

•Free Cash Flow YTD of $30 million.

See Table C for reconciliation of GAAP and non-GAAP operating income (loss), net income (loss), earnings (loss) per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2021	2020	% Change	2021	2020	% Change

Net Sales	$320.3	$378.7	(15.4)%	$630.6	$919.7	(31.4)%
Net sales change in constant currency			(16.7)%			(32.5)%
Operating Income	16.2	6.4	153.1%	6.0	72.1	(91.7)%
Net Income (Loss)	2.2	(1.0)	N/M	(11.8)	41.4	(128.5)%
Diluted net income (loss) per common share	$0.03	$(0.01)	N/M	$(0.14)	$0.49	(128.6)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$19.3	$19.5	(1.0)%	$21.2	$99.9	(78.8)%
As a % of sales	6.0%	5.1%		3.4%	10.9%
Adjusted Net Income (Loss)	7.1	6.4	10.9%	(1.3)	60.2	(102.2)%
Adjusted diluted net income (loss) per share	$0.08	$0.08	0.0%	$(0.02)	$0.72	(102.8)%

STAMFORD, Conn. July 26, 2021 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2021 results including net sales of $320 million and adjusted diluted EPS of $0.08 per share.

Chairman, CEO and President Nick Stanage said, “I am pleased to report a positive quarter for Hexcel as we begin to return to top line growth. Sales in the second quarter were in line with our expectations, and we delivered solid margin performance supported by favorable mix from higher fiber sales, which combined with planned reductions in our overhead cost base, resulted in 8 cents of adjusted EPS for the quarter. Looking forward, we expect the majority of commercial aerospace supply chain destocking to be largely behind us with a small amount remaining in the second half of the year.”

Mr. Stanage continued, “We are encouraged that airlines are placing new orders with the commercial aerospace OEMs, leading once again to a growing aircraft backlog as passenger numbers continue to increase steadily around the world. Our team is prepared and focused on ramping up production levels to meet growing customer demand, particularly as aircraft operators seek more aerodynamic, lightweight aircraft that improve fuel efficiency and reduce emissions. I am excited about the path ahead with significant Hexcel sales growth expected in 2022, 2023 and beyond as we drive strong incremental profits, generate robust positive cash flow and deliver increasing shareholder returns.”

Markets

Sales in the second quarter of 2021 were $320.3 million compared to $378.7 million in the second quarter of 2020.

Commercial Aerospace

•

Commercial Aerospace sales of $153.7 million decreased 24.6% (24.8% in constant currency) for the quarter compared to the second quarter of 2020. Narrowbody demand is recovering with sales in the second quarter of 2021 reaching their highest level since the first quarter of 2020 when the pandemic was just beginning.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, fell by 26.6% for the second quarter of 2021 compared to the second quarter of 2020. Business jets is the largest market within Other Commercial Aerospace and sales continued to recover sequentially in the second quarter of 2021 however remained below prior year levels.

Space & Defense

•

Space & Defense sales of $106.9 million decreased 1.4% (2.7% in constant currency) for the quarter as compared to 2020. This nominal decrease reflected temporary pandemic-induced disruptions within select space and defense platforms globally, while overall the space and defense outlook remains robust.

Industrial

•

Total Industrial sales of $59.7 million in the second quarter were down 10.1% (15.1% in constant currency) compared to the second quarter of 2020. Solid sales in other industrial markets including automotive and recreation helped offset some of the reduced wind energy sales.

•

Wind energy sales (the largest submarket in Industrial), experienced a decline of 43.9% in constant currency compared to the second quarter of 2020 reflecting the continued lower demand and cessation of sales in North America.

Consolidated Operations

Gross margin for the second quarter was 19.3% compared to 14.5% in the prior year period reflecting a step up in carbon fiber production and sales resulting in a strong margin mix as well as the lower operating overhead cost base. Selling, general and administrative and R&T expenses for the second quarter of 2021 were 20% higher than the prior year, however 21% lower than Q2 2019. Other operating expenses included restructuring costs. Adjusted operating income in the second quarter of 2021 was $19.3 million, or 6.0% of sales, compared to $19.5 million, or 5.1% of sales in 2020. The impact of exchange rates on operating income as a percent of sales was favorable by approximately seventy basis points in the second quarter of 2021 compared to 2020.

Year-to-Date 2021 Results

Sales of $630.6 million for the first six months of 2021 decreased 31.4% (32.5% in constant currency) compared to the same period in 2020.

Commercial Aerospace (48% of YTD sales)

•

Commercial Aerospace sales of $301.3 million decreased 46.8% (47.2% in constant currency) compared to the first six months of 2020. Destocking in the commercial aerospace supply chain impacting Hexcel is now largely completed with only a small amount related to widebody aircraft forecasted for the 2nd half of 2021.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, decreased 39.2% year to date.

Space & Defense (35% of YTD sales)

•	Space & Defense sales of $218.6 million decreased 0.6% (1.8% in constant currency) compared to the first six months of 2020.

Industrial (17% of YTD sales)

•	Total Industrial sales of $110.7 million decreased 16.7% (21.1% in constant currency) compared to the first six months of 2020.
•	For the first six months of 2021, wind energy sales decreased 43.2% in constant currency compared to last year due to the cessation of sales in North America.

Consolidated Operations

Gross margin for the first six months of 2021 was 18.2% compared to 21.3% in the prior year period. Selling, general and administrative and R&T expenses for the first six months of 2021 were relatively  flat compared to the prior year. Other operating expenses for the first six months of 2021 were $15.2 million compared to $27.8 million in 2020 as the prior year included expenses related to the terminated merger with Woodward, Inc. Adjusted operating income for the first six months of 2021 was $21.2 million, or 3.4% of sales, compared to $99.9 million, or 10.9% of sales in 2020. The impact of exchange rates on operating income as a percent of sales for the first six months of 2021 was  favorable by approximately twenty five basis points compared to 2020.

Cash, 2021 Guidance Update and other

•

The effective tax rate for the second quarter of 2021 was 58.0% and included a discrete tax charge of $2.7 million related to the remeasurement of the net deferred tax liability in one of the foreign jurisdictions as a result of an unfavorable tax rate change.  Excluding the discrete item, the effective tax rate for the second quarter was 18.8%. The effective tax rate year-to-date was 25.7% and included a discrete tax benefit of $3.2 million from the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change in addition to the $2.7 million discrete tax charge previously mentioned. The effective tax rate was 16.5% for the first six months of 2020 and included a $2.7 million benefit, primarily for the release of reserves of unrecognized tax benefits, as a result of tax audit settlements in the second quarter of 2020.  The underlying effective tax rate for the remainder of 2021 continues to be 23%.

•

Net cash generated from operating activities for the first six months of 2021 was $38.9 million, compared to $73.6 million for the first six months of 2020. Capital expenditures on a cash basis were $9.2 million for the first six months of 2021 compared to $40.4 million for the first six months of 2020. Free cash flow was $29.7 million for the first six months of 2021 compared to $33.2 million for the first six months of 2020. Working capital was a cash use of $19.6 million for the first six months of 2021 compared to a use of $52.0 million for the first six months of 2020. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Liquidity remained strong with cash of $115 million and revolver borrowing availability of $543 million at June 30, 2021.

•

Share repurchases are restricted per the second amendment to the Revolver facility that was executed in January 2021. The remaining authorization under the share repurchase program at June 30, 2021 was $217 million. The quarterly dividend remains temporarily suspended. The Board of Directors will continue to evaluate capital allocation strategies on at least a quarterly basis.

•	The Company continues to withhold financial guidance due to continuing market uncertainties arising from the global pandemic.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on July 27, 2021 to discuss second quarter 2021 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 8696963. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate of the Boeing 737 MAX following its return to service and the related impact on our revenues; expectations with regard to the timing of inventory destocking resulting from the pandemic-related decrease in customer demand; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and completion of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins in view of the pandemic-induced economic environment; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2021 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including reduction in revenue related to the timing of ramp-up of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with customer demand; inability to effectively motivate, retain and hire the necessary workforce; inability to successfully implement or realize our business strategies, plans and objectives of management, including any restructuring or alignment activities in which we may engage; timing of inventory destocking caused by the COVID-19 pandemic; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies and the impact of the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$320.3	$378.7	$630.6	$919.7
Cost of sales	258.4	323.8	515.6	723.9
Gross margin	61.9	54.9	115.0	195.8
% Gross Margin	19.3%	14.5%	18.2%	21.3%

Selling, general and administrative expenses	31.1	24.1	70.7	70.6
Research and technology expenses	11.5	11.3	23.1	25.3
Other operating expense	3.1	13.1	15.2	27.8
Operating income	16.2	6.4	6.0	72.1

Interest expense, net	9.3	10.7	19.6	22.7
Income (loss) before income taxes, and equity in earnings of affiliated companies	6.9	(4.3)	(13.6)	49.4
Income tax expense (benefit)	4.0	(3.6)	(3.5)	8.2
Income (loss) before equity in earnings of affiliated companies	2.9	(0.7)	(10.1)	41.2
Equity in (losses) earnings from affiliated companies	(0.7)	(0.3)	(1.7)	0.2
Net income (loss)	$2.2	$(1.0)	$(11.8)	$41.4

Basic net income (loss) per common share:	$0.03	$(0.01)	$(0.14)	$0.49

Diluted net income (loss) per common share:	$0.03	$(0.01)	$(0.14)	$0.49

Weighted-average common shares:
Basic	84.1	83.7	84.0	83.7
Diluted	84.7	83.7	84.0	84.1

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2021	2020
Assets
Cash and cash equivalents	$115.3	$103.3
Accounts receivable, net	168.7	125.4
Inventories, net	232.4	213.5
Contract assets	40.5	43.1
Prepaid expenses and other current assets	49.8	38.0
Assets held for sale	12.6	12.6
Total current assets	619.3	535.9

Property, plant and equipment	3,122.3	3,139.7
Less accumulated depreciation	(1,321.3)	(1,265.5)
Net property, plant and equipment	1,801.0	1,874.2

Goodwill and other intangible assets, net	273.2	277.8
Investments in affiliated companies	43.4	44.7
Other assets	180.5	185.2
Total assets	$2,917.4	$2,917.8

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.9	$0.9
Accounts payable	86.8	70.0
Accrued compensation and benefits	65.1	43.2
Accrued liabilities	82.8	69.0
Total current liabilities	235.6	183.1

Long-term debt	904.5	925.5
Retirement obligations	52.4	53.9
Other non-current liabilities	222.1	245.1
Total liabilities	$1,414.6	$1,407.6

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.0 shares issued at June 30, 2021 and 109.7 shares issued at December 31, 2020	$1.1	$1.1
Additional paid-in capital	869.7	849.7
Retained earnings	1,984.6	1,996.4
Accumulated other comprehensive loss	(73.2)	(59.6)
	2,782.2	2,787.6

Less – Treasury stock, at cost, 26.1 shares at both June 30, 2021 and December 31, 2020	(1,279.4)	(1,277.4)
Total stockholders' equity	1,502.8	1,510.2
Total liabilities and stockholders' equity	$2,917.4	$2,917.8

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2021	2020

Cash flows from operating activities
Net (loss) income	$(11.8)	$41.4
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	68.7	70.4
Amortization related to financing	2.1	0.5
Deferred income taxes	(10.7)	(0.1)
Equity in earnings from affiliated companies	1.7	(0.2)
Stock-based compensation	13.3	12.7
Merger and restructuring expenses, net of payments	(2.5)	7.6

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(45.9)	34.3
(Increase) decrease in inventories	(21.8)	14.6
Increase in prepaid expenses and other current assets	(2.6)	(5.7)
Increase (decrease) in accounts payable/accrued liabilities	50.7	(95.2)
Other - net	(2.3)	(6.7)
Net cash provided by operating activities (a)	38.9	73.6

Cash flows from investing activities
Capital expenditures (b)	(9.2)	(40.4)
Net cash used for investing activities	(9.2)	(40.4)

Cash flows from financing activities
Net (repayments) borrowing from senior unsecured credit facilities	(21.0)	255.0
Repayments of Euro term loan	-	(49.9)
Repayment of finance lease obligation and other debt, net	(0.4)	(0.2)
Dividends paid	-	(14.2)
Repurchase of stock	-	(24.6)
Activity under stock plans	4.8	(5.2)
Net cash (used for) provided by financing activities	(16.6)	160.9
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(1.3)
Net increase in cash and cash equivalents	12.0	192.8
Cash and cash equivalents at beginning of period	103.3	64.4
Cash and cash equivalents at end of period	$115.3	$257.2

Supplemental data:
Free Cash Flow (a)+(b)	$29.7	$33.2
Accrual basis additions to property, plant and equipment	$7.8	$33.4

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2021 and 2020				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$153.7	$203.9	(24.6)	$0.6	$204.5	(24.8)
Space & Defense	106.9	108.4	(1.4)	1.5	109.9	(2.7)
Industrial	59.7	66.4	(10.1)	3.9	70.3	(15.1)
Consolidated Total	$320.3	$378.7	(15.4)	$6.0	$384.7	(16.7)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	48.0	53.9			53.2
Space & Defense	33.4	28.6			28.5
Industrial	18.6	17.5			18.3
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2021 and 2020				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$301.3	$566.8	(46.8)	$4.1	$570.9	(47.2)
Space & Defense	218.6	220.0	(0.6)	2.7	222.7	(1.8)
Industrial	110.7	132.9	(16.7)	7.4	140.3	(21.1)
Consolidated Total	$630.6	$919.7	(31.4)	$14.2	$933.9	(32.5)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	47.8	61.6			61.1
Space & Defense	34.7	23.9			23.9
Industrial	17.5	14.5			15.0
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2020 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2021 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2021
Net sales to external customers	$240.9	$79.4	$-	$320.3
Intersegment sales	14.6	0.8	(15.4)	-
Total sales	255.5	80.2	(15.4)	320.3

Other operating expense	2.8	0.2	0.1	3.1
Operating income (loss)	24.5	5.9	(14.2)	16.2
% Operating margin	9.6%	7.4%		5.1%

Depreciation and amortization	30.5	3.6	0.1	34.2
Stock-based compensation expense	0.8	0.1	3.4	4.3
Accrual based additions to capital expenditures	3.4	0.4	-	3.8

Second Quarter 2020
Net sales to external customers	$306.2	$72.5	$-	$378.7
Intersegment sales	15.4	0.4	(15.8)	-
Total sales	321.6	72.9	(15.8)	378.7

Other operating expense	8.5	2.4	2.2	13.1
Operating income (loss)	20.1	(0.5)	(13.2)	6.4
% Operating margin	6.3%	(0.7)%		1.7%

Depreciation and amortization	30.8	4.0	0.1	34.9
Stock-based compensation expense	(0.3)	(0.1)	(1.3)	(1.7)
Accrual based additions to capital expenditures	10.5	1.0	-	11.5

First Six Months 2021
Net sales to external customers	$478.1	$152.5	$-	$630.6
Intersegment sales	27.8	1.4	(29.2)	-
Total sales	505.9	153.9	(29.2)	630.6

Other operating expense	15.5	(0.5)	0.2	15.2
Operating income (loss)	31.9	10.6	(36.5)	6.0
% Operating margin	6.3%	6.9%		1.0%

Depreciation and amortization	61.3	7.3	0.1	68.7
Stock-based compensation expense	1.4	0.3	11.6	13.3
Accrual based additions to capital expenditures	7.0	0.8	-	7.8

First Six Months 2020
Net sales to external customers	$744.7	$175.0	$-	$919.7
Intersegment sales	40.2	0.9	(41.1)	-
Total sales	784.9	175.9	(41.1)	919.7

Other operating expense	9.1	2.7	16.0	27.8
Operating income (loss)	111.6	6.0	(45.5)	72.1
% Operating margin	14.2%	3.4%		7.8%

Depreciation and amortization	62.6	7.7	0.1	70.4
Stock-based compensation expense	4.4	1.1	7.2	12.7
Accrual based additions to capital expenditures	30.7	2.7	-	33.4

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2021	2020	2021	2020
GAAP operating income	$16.2	$6.4	$6.0	$72.1
Other operating expense (a)	3.1	13.1	15.2	27.8
Non-GAAP operating income	$19.3	$19.5	$21.2	$99.9

	Unaudited
	Quarters Ended June 30,
	2021		2020
(In millions, except per diluted share data)	Net Income	EPS	Net (Loss) Income	EPS
GAAP	$2.2	$0.03	$(1.0)	$(0.01)
Other operating expense (a)	2.2	0.02	10.1	0.12
Tax expense (benefit) (b)	2.7	0.03	(2.7)	(0.03)
Non-GAAP	$7.1	$0.08	$6.4	$0.08

	Unaudited
	Six Months Ended June 30,
	2021		2020
(In millions, except per diluted share data)	Net Loss	EPS	Net Income	EPS
GAAP	$(11.8)	$(0.14)	$41.4	$0.49
Other operating expense (a)	11.0	0.13	21.5	0.26
Tax benefit (b)	(0.5)	(0.01)	(2.7)	(0.03)
Non-GAAP	$(1.3)	$(0.02)	$60.2	$0.72

	Unaudited
	Six Months Ended June 30,
(In millions)	2021	2020
Net cash provided by operating activities	$38.9	$73.6
Less: Capital expenditures	(9.2)	(40.4)
Free cash flow (non-GAAP)	$29.7	$33.2

(a)

The quarter and six months ended June 30, 2021 included restructuring costs primarily related to severance as well as a benefit related to the reduction of a contingent liability. The quarter and six months ended June 30, 2020 included restructuring costs as well as costs related to the terminated merger with Woodward, Inc.

(b)

The quarter ended June 30, 2021 included a discrete tax charge of $2.7 million related to the remeasurement of the net deferred tax liability in a foreign jurisdiction as a result of a change in tax rate. The six months ended June 30, 2021 included a discrete tax benefit of $3.2 million from the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change in addition to the $2.7 million discrete tax charge previously mentioned. The quarter and six months ended June 30, 2020 included a tax benefit primarily due to the release of reserves of unrecognized tax benefits as a result of tax audit settlements.

NOTE: Management believes that adjusted operating income, adjusted net income (loss), adjusted diluted net income (loss) per share, the adjusted tax rate, and free cash flow,  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2021	2020	2020

Current portion finance lease	$0.9	$0.9	$0.5
Total current debt	0.9	0.9	0.5

Senior unsecured credit facility	207.0	228.0	568.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.3)	(1.5)	(1.6)
Senior notes deferred financing costs	(3.2)	(3.5)	(3.8)
Other debt	2.0	2.5	2.1
Total long-term debt	904.5	925.5	1,264.7
Total Debt	905.4	926.4	1,265.2
Less: Cash and cash equivalents	(115.3)	(103.3)	(257.2)
Total debt, net of cash	$790.1	$823.1	$1,008.0